Exhibit 99.1

INDEX TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

TheRas, Inc.

TheRas, Inc.

Unaudited Condensed Balance Sheets

(In thousands, except shares and per share data)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$31,518	$30,851
Short-term marketable securities	99,880	124,780
Receivables from related parties	175	81
Prepaid expenses and other current assets	10,773	2,981
Total current assets	142,346	158,693
Property and equipment, net	900	490
Operating lease right-of-use asset	2,549	—
Other non-current assets	5,326	4,986
Restricted cash	132	132
Total assets	$151,253	$164,301

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,197	$3,074
Accrued compensation and benefits	2,740	3,821
Accrued research and development liabilities	19,802	8,276
Accrued professional services	1,640	655
Payables to related parties	330	483
Operating lease liability, current	320	—
Other accrued liabilities	222	166
Participation right liability	—	3,105
Total current liabilities	27,251	19,580
Operating lease liability, noncurrent	2,514	—
Total liabilities	29,765	19,580

Commitments and contingencies (Note 6)

Redeemable convertible preferred stock, $0.0001 par value; 437,497,971 and 409,272,108 shares authorized as of June 30, 2025 and December 31, 2024, respectively; aggregate liquidation preference of $369,256 and $347,227 as of June 30, 2025 and December 31, 2024, respectively; 437,252,971 and 409,272,108 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	349,221	323,358
Stockholders’ deficit:
Common stock, $0.0001 par value; 495,000,000 and 465,000,000 shares authorized as of June 30, 2025 and December 31, 2024, respectively; 564,612 and 319,612 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	45,229	43,538
Accumulated deficit	(273,013)	(222,523)
Accumulated other comprehensive income	51	348
Total stockholders’ deficit	(227,733)	(178,637)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$151,253	$164,301

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Operations

(In thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development (1)	$27,438	$22,508	$48,073	$35,678
General and administrative (2)	2,655	1,363	5,157	3,642
Total operating expenses	30,093	23,871	53,230	39,320
Loss from operations	(30,093)	(23,871)	(53,230)	(39,320)
Other income (expense), net:
Interest income	1,666	1,766	3,475	1,771
Change in fair value of participation right liability	—	—	(725)	—
Income from related party under transition services agreement	—	282	—	284
Other income (expense)	(8)	—	(10)	—
Total other income (expense), net	1,658	2,048	2,740	2,055
Net loss	$(28,435)	$(21,823)	$(50,490)	$(37,265)
Net loss per share attributable to common stockholders, basic and diluted	$(50.36)	$(174.97)	$(103.87)	$(298.77)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	564,612	124,726	486,104	124,726

(1)	Research and development expenses include related party amounts of $174 and $2,547 for the three months ended June 30, 2025 and 2024, respectively, and $438 and $8,009 for the six months ended June 30, 2025 and 2024, respectively.
(2)	General and administrative expenses include related party amounts of $201 and $750 for the three months ended June 30, 2025 and 2024, respectively, and $370 and $2,389 for the six months ended June 30, 2025 and 2024, respectively.

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Comprehensive Loss

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Comprehensive loss, net of tax:
Net loss	$(28,435)	$(21,823)	$(50,490)	$(37,265)
Unrealized losses on marketable securities	(140)	(59)	(297)	(59)
Comprehensive loss	$(28,575)	$(21,882)	$(50,787)	$(37,324)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholder s’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit
Balances as of December 31, 2024	409,272,108	$323,358	319,612	$—	$43,538	$(222,523)	$348	$(178,637)
Conversion of Series B redeemable convertible preferred stock into common stock	(245,000)	(189)	245,000	—	189	—	—	189
Stock-based compensation	—	—	—	—	627	—	—	627
Unrealized losses on marketable securities	—	—	—	—	—	—	(157)	(157)
Net loss	—	—	—	—	—	(22,055)	—	(22,055)
Balances as of March 31, 2025	409,027,108	323,169	564,612	—	44,354	(244,578)	191	(200,033)
Issuance of Series B redeemable convertible preferred stock for cash consideration and settlement of participation right liability	28,225,863	26,052	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	875	—	—	875
Unrealized losses on marketable securities	—	—	—	—	—	—	(140)	(140)
Net loss	—	—	—	—	—	(28,435)	—	(28,435)
Balances as of June 30, 2025	437,252,971	$349,221	564,612	$—	$45,229	$(273,013)	$51	$(227,733)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholder s’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit
Balances as of December 31, 2023	129,580,878	$104,808	124,726	$—	$32,607	$(148,248)	$—	$(115,641)
Issuance of Series A redeemable convertible preferred stock to BridgeBio Pharma for cash consideration	5,916,103	5,090	—	—	825	—	—	825
Contribution from BridgeBio Pharma	—	—	—	—	732	—	—	732
Stock-based compensation	—	—	—	—	660	—	—	660
Net loss	—	—	—	—	—	(15,442)	—	(15,442)
Balances as of March 31, 2024	135,496,981	109,898	124,726	—	34,824	(163,690)	—	(128,866)
Issuance of Series B redeemable convertible preferred stock for cash consideration, net of issuance costs	254,032,765	196,720	—	—	—	—	—	—
Contribution from BridgeBio Pharma	—	—	—	—	330	—	—	330
Stock-based compensation	—	—	—	—	279	—	—	279
Conversion of related party payables into Series A redeemable convertible preferred stock issued to BridgeBio Pharma	19,742,362	16,740	—	—	3,000	—	—	3,000
Deemed contribution from BridgeBio Pharma upon forgiveness of related party payables	—	—	—	—	3,698	—	—	3,698
Unrealized losses on marketable securities	—	—	—	—	—	—	(59)	(59)
Net loss	—	—	—	—	—	(21,823)	—	(21,823)
Balances as of June 30, 2024	409,272,108	$323,358	124,726	$—	$42,131	$(185,513)	$(59)	$(143,441)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended
	June 30,
	2025	2024
Operating activities
Net loss	$(50,490)	$(37,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	123	104
Stock-based compensation	1,502	3,070
Change in fair value of participation right liability	725	—
Net accretion of premiums on marketable securities	(797)	(213)
Amortization of right-of-use assets	112	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,656)	(1,880)
Other non-current assets	(341)	(79)
Accounts payable	(1,514)	(475)
Accrued compensation and benefits	(1,082)	6,962
Accrued research and development liabilities	11,526	3,289
Accrued professional services	311	73
Operating lease liabilities	21	—
Other accrued liabilities	(85)	51
Balances due to and from related parties	(247)	9,343
Net cash used in operating activities	(42,892)	(17,020)

Investing activities
Maturities of marketable securities	83,818	—
Purchases of marketable securities	(58,418)	(151,488)
Change in related party receivables related to cash pooling arrangement	—	2,406
Purchases of property and equipment	(393)	(28)
Net cash provided by (used in) investing activities	25,007	(149,110)

Financing activities
Issuance of Series A redeemable convertible preferred stock	—	5,915
Issuance of Series B redeemable convertible preferred stock, net of issuance costs	22,222	199,261
Payment of deferred transaction costs	(3,670)	—
Contribution from BridgeBio Pharma	—	1,062
Net cash provided by financing activities	18,552	206,238
Net increase in cash, cash equivalents, and restricted cash	667	40,108
Cash, cash equivalents, and restricted cash at beginning of period	30,983	250
Cash, cash equivalents, and restricted cash at end of period	$31,650	$40,358

Supplemental disclosures of non-cash investing and financing activities:
Settlement of participation right liability upon issuance of Series B redeemable convertible preferred stock	$3,830	$—
Right-of-use asset recognized in exchange for operating lease liabilities	$2,706	$—
Deferred de-SPAC transaction costs included in accounts payable and accrued professional services	$1,312	$—
Unpaid property and equipment included in other accrued liabilities	$140	$—
Conversion of related party payables into Series A redeemable convertible preferred stock issued to BridgeBio Pharma	$—	$19,740
Deemed contribution from BridgeBio Pharma upon forgiveness of related party payables	$—	$3,698
Initial recognition of participation right liability in connection with issuance of Series B redeemable convertible preferred stock	$—	$2,541
Non-cash transfers of property and equipment from BridgeBio Pharma	$—	$54

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

1. Organization

Description of the Business

TheRas, Inc. d/b/a BridgeBio Oncology Therapeutics (the “Company,” “we,” “our,” or “us”) was formed as a Delaware corporation in August 2016. The Company is a clinical-stage biopharmaceutical entity advancing a next-generation pipeline of novel small molecule therapeutics targeting renin-angiotensin system (“RAS”) and Phosphoinositide 3-kinase (“PI3K”) malignancies. The Company is headquartered in South San Francisco, California.

BridgeBio Pharma, Inc. is a commercial-stage biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio Pharma, Inc. and its controlled entities (collectively, “BridgeBio Pharma”) are related parties of the Company.

de-SPAC Transaction

On February 28, 2025, the Company entered into a definitive business combination agreement (“Business Combination Agreement”) with Helix Acquisition Corp. II (“Helix”), a publicly traded special purpose acquisition company (“SPAC”) listed on the Nasdaq under the ticker symbol “HLXB.”

On August 11, 2025, Helix II Merger Sub, Inc., a wholly owned subsidiary of Helix, merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Helix (“Merger”). In connection with the Merger, Helix changed its name to BridgeBio Oncology Therapeutics, Inc., and the combined company became listed on the Nasdaq under the new ticker symbol “BBOT” (“de-SPAC Transaction”). Immediately prior to the closing of the de-SPAC Transaction, Helix issued and sold to investors in a private placement financing shares of its common stock for an aggregate purchase price of $260.9 million (“PIPE Financing”). These unaudited condensed financial statements do not reflect the impact of the de-SPAC Transaction, since it was executed after June 30, 2025.

Basis of Presentation

These unaudited condensed financial statements are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) for interim financial information. All costs, as well as assets and liabilities directly associated with the Company’s business activity, are included in the unaudited condensed financial statements. The condensed balance sheet as of December 31, 2024 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

These unaudited condensed financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial information. The unaudited results for the three and six months ended June 30, 2025 are not necessarily indicative of results to be expected for the year ending December 31, 2025 or for any other future annual or interim period.

From its inception through the issuance of the Series B redeemable convertible preferred stock (“Series B”) on April 30, 2024, the Company had been majority-owned and controlled by BridgeBio Pharma. After the Series B issuance, no individual investor or related party group had a controlling financial interest in the Company, and the Company has operated independently from BridgeBio Pharma. Subsequent to April 30, 2024, the financial information included in these unaudited financial statements relates to the Company on a standalone basis.

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma and not as an independent entity. From inception through April 30, 2024, these unaudited financial statements have been derived from BridgeBio Pharma’s historical accounting records and are presented on a carve-out basis. For periods prior to April 30, 2024, the unaudited condensed statement of operations includes allocations of certain general and administrative expenses to the Company from BridgeBio Pharma. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the unaudited financial statements had the Company operated independently from BridgeBio Pharma. The related transactions are discussed further in Note 12.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Liquidity

Since its inception, the Company has incurred net losses and negative cash flows from operations. As of June 30, 2025, the Company had an accumulated deficit of $273.0 million and incurred net losses of $50.5 million and $37.3 million during the six months ended June 30, 2025 and June 30, 2024, respectively.

As of June 30, 2025, the Company had a balance of cash, cash equivalents, and marketable securities of $131.4 million. Upon closing of the de-SPAC Transaction, the combined company received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs. The Company believes that its existing cash, cash equivalents, and marketable securities balance, along with the financing received upon the de-SPAC Transaction, will be sufficient to support operations for at least one year from the issuance date of these unaudited condensed financial statements.

The Company expects to incur additional losses and negative cash flows for the foreseeable future as it continues its research and development efforts, advances its product candidates through preclinical and clinical development, enhances its approach and programs, expands its product pipeline, seeks regulatory approval, prepares for commercialization, hires additional personnel, protects its intellectual property and grows its business. The Company will need to raise additional capital to support its continuing operations and pursue its long-term business plan, including the development and commercialization of its product candidates if approved. Financing activities may include, but are not limited to, public or private equity offerings, debt financings, potential collaborations, licensing agreements, or other sources. Such activities are subject to significant risks and uncertainties.

2. Summary of Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the Company’s financial statements for the year ended December 31, 2024, and related notes. There were no material changes to the Company’s significant accounting policies.

Concentration of Credit Risk and Other Risks and Uncertainties

Cash, cash equivalents, marketable securities, and restricted cash are financial instruments that subject us to significant concentrations of credit risk. These financial instruments are held in financial institutions in the United States. At times, the amounts on deposit may exceed federally insured limits. We believe that these financial institutions are financially sound, and, accordingly, minimal credit risk exists with respect to the amounts deposited. The Company has not experienced any credit losses associated with its balances in such accounts through June 30, 2025.

We are subject to certain risks and uncertainties, and we believe that changes in any of the following areas could have a material adverse effect on future financial position or results of operations: ability to obtain future financing, regulatory approval and market acceptance of, and reimbursement for, product candidates, performance of third-party contract research organizations and manufacturers upon which we rely, protection of our intellectual property, litigation or claims against us based on intellectual property, patent, product, regulatory, clinical or other factors, and our ability to attract and retain employees necessary to support our growth.

We depend on third-party manufacturers to supply products for research and development activities in our programs. Specifically, we rely and expect to continue to rely on a small number of manufacturers to supply us with our requirements for the active pharmaceutical ingredients and formulated drugs related to these programs. A significant interruption in the supply of active pharmaceutical ingredients and formulated drugs could adversely affect these programs.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Use of Estimates

The preparation of unaudited financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent liabilities at the date of the unaudited financial statements, and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in these unaudited financial statements include, but are not limited to:

●	Accruals for research and development activities and contingent clinical, development, regulatory, and sales-based milestone payments in our in-licensing agreements,

●	The fair value of redeemable convertible preferred stock and common stock,

●	The fair value of share-based awards and participation right liability,

●	Accruals for performance-based milestone compensation arrangements,

●	Recoverability of deferred tax assets,

●	Allocations of operating expenses, including stock-based compensation prior to April 30, 2024,

●	The determination of the incremental borrowing rate used in lease-related calculations.

The Company bases its estimates on historical experience and various other reasonable assumptions. Actual results may differ from those estimates or assumptions.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. As of June 30, 2025 and December 31, 2024, cash and cash equivalents consisted of money market funds, and restricted cash represented security deposits in the form of a letter of credit issued in connection with the Company’s lease agreement.

The following represents the Company’s cash, cash equivalents, and restricted cash (in thousands):

	June 30,	December 31,
	2025	2024
Cash	$190	$185
Cash equivalents	31,328	30,666
Restricted cash	132	132
Total cash, cash equivalents, and restricted cash	$31,650	$30,983

Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based on the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

●	Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

●	Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

●	Level 3—Unobservable inputs supported by little or no market activity and significant to the fair value of the assets or liabilities.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment we exercise in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Due to their short-term nature, the carrying amounts reflected in the accompanying balance sheet for cash, cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued liabilities approximate their fair values.

Leases

The Company determines if an arrangement contains a lease at inception and the classification of the lease on the commencement date. An arrangement contains a lease if there is an identified asset and if the Company controls the use of the identified asset throughout the period of use. The Company determines whether leases meet the classification criteria of a finance or operating lease considering: (1) whether the lease transfers ownership of the underlying asset to the lessee at the end of the lease term, (2) whether the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) whether the lease term is for a major part of the remaining economic life of the underlying asset, (4) whether the present value of the sum of the lease payments and residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset, and (5) whether the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. As of June 30, 2025, our lease population consisted of real estate operating leases. Lease right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of the future minimum lease payments over the lease term at the commencement date. Right-of-use assets also include any initial direct costs incurred and any lease payments made on or before the lease commencement date, less any lease incentives received. Lease incentives are included in the calculation of lease liability as of the commencement date to the extent it is probable that the Company will utilize them.

In determining the present value of its lease liabilities, the Company uses its incremental borrowing rate when the rate implicit in the lease is not readily determinable, based on information available at lease commencement date. The Company’s incremental borrowing rate is based on the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment, and the determination of the rate requires the Company to make certain assumptions and judgements, including on its synthetic credit rating. Leases may include options to extend or early terminate the lease term. If the Company, using judgment, is reasonably certain that an option will be exercised, then the option will be included in the calculation of the lease term.

The Company elected to combine lease and non-lease components for office leases, and not to recognize right-of-use assets or lease liabilities for short-term leases. A short-term lease is a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Segments

The Company operates in one operating and reportable segment within the United States, developing oncology therapies through various related development projects. All of the Company’s assets are located in the United States. The single operating segment conclusion is further supported by the Company’s organizational and management structure and other factors. The Company’s chief operating decision-maker is its Chief Executive Officer, who manages operations, allocates resources, and evaluates financial performance using a top-down approach and by setting and reviewing company-wide targets. The chief operating decision-maker reviews research and development expenses by the following significant categories presented in the table below (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Personnel-related expenses	$5,377	$5,222	$10,498	$9,845
Research and drug discovery	3,402	3,305	6,445	7,767
Contract manufacturing	11,095	1,693	17,115	2,423
Clinical development	5,317	2,594	8,620	3,750
Professional and consultant fees	796	6,718	1,656	6,975
Stock-based compensation	612	1,232	1,052	2,138
Facility-related and other expenses	645	869	1,581	1,774
License fees	194	875	1,106	1,006
Total research and development	$27,438	$22,508	$48,073	$35,678

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Since the Company operates in a single operating and reportable segment represented by the entire entity, significant segment expenses are provided to the chief operating decision-maker using the same basis as presented in the condensed statements of operations, including the research and development itemization above. Net loss is the key measure of segment profit and loss that the chief operating decision-maker uses to allocate resources, assess performance, monitor expenditures, and review budget versus actual analysis. The chief operating decision-maker does not review assets at a different level or category other than the amounts disclosed in the Company’s unaudited condensed balance sheets.

Participation Right Liability

The participation right liability represented the right granted to a third party to potentially participate in future Series B offerings at a fixed price of $0.7873 per share. The participation right was a freestanding instrument substantially similar to a written call option on the Series B shares that may be redeemed outside of the Company’s control. As such, the Company classified the participation right as a liability, remeasured at fair value, until its full exercise and settlement, which occurred in April 2025. Changes in the fair value of the participation right liability are presented separately in the unaudited condensed statements of operations. On the settlement date, the participation right liability remeasured to the intrinsic value of the shares issued and reclassified to temporary equity.

Deferred de-SPAC Transaction Costs

The Company may capitalize certain directly attributable legal, accounting, and other third-party fees associated with the anticipated de-SPAC Transaction as deferred transaction costs until such transaction is consummated. Upon consummation of the transaction, the related capitalized costs are recorded in stockholders’ deficit as a reduction of the proceeds. As of June 30, 2025, the Company recorded $5.0 million related to the de-SPAC Transaction, presented as prepaid expenses and other current assets in the unaudited condensed balance sheet. As of December 31, 2024, no similar costs were capitalized.

Emerging Growth Company Status

The Company operates as an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards as of effective dates for private companies. Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma and adopted new accounting pronouncements using the same timeline as BridgeBio Pharma. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these unaudited condensed financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires public entities to disclose specific categories in the effective tax rate reconciliation, as well as additional information for reconciling items that exceed a quantitative threshold. ASU 2023-09 also requires all entities to disclose income taxes paid disaggregated by federal, state, and foreign taxes and further disaggregated for specific jurisdictions that exceed 5% of total income taxes paid, among other expanded disclosures. The guidance is effective for the Company’s annual periods beginning on January 1, 2025, with early adoption permitted. The ASU should be applied on a prospective basis, with retrospective application permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires public entities to provide disaggregated disclosures of certain expense captions presented on the face of the income statement into specific categories within the footnotes to the unaudited financial statements. ASU 2024-03 is effective for the Company’s annual periods beginning on January 1, 2027, and interim periods beginning on January 1, 2028, with early adoption permitted. The ASU may be applied either on a prospective or retrospective basis. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In May 2025, the FASB issued Accounting Standards Update No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires considering the factors used for other acquisition transactions to assess which party is the accounting acquirer. ASU 2025-03 is effective for the Company’s annual reporting periods beginning on January 1, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In May 2025, the FASB issued Accounting Standards Update No. 2025-04, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts With Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”). ASU 2025-04 revises the definition of a performance condition, eliminates the forfeiture policy election for service conditions, and clarifies that the variable consideration constraint in Topic 606 does not apply to share-based consideration payable to customers. The new guidance requires entities to consistently account for share-based awards granted to customers by clarifying the treatment of vesting conditions and ensuring alignment with Topic 606 and Topic 718. ASU 2025-04 is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

3. Fair Value Measurements and Disclosures

The following tables summarize the Company’s assets and liabilities measured at fair value on a recurring basis by level within the valuation hierarchy (in thousands):

	June 30, 2025
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$31,328	$—	$—	$31,328
Total cash equivalents	$31,328	$—	$—	$31,328
Marketable securities:
Treasury bills	$18,903	$—	$—	$18,903
Commercial paper	—	21,361	—	21,361
Corporate debt securities	—	59,616	—	59,616
Total marketable securities	$18,903	$80,977	$—	$99,880
Total assets	$50,231	$80,977	$—	$131,208

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$30,666	$—	$—	$30,666
Total cash equivalents	$30,666	$—	$—	$30,666
Marketable securities:
Treasury bills	$30,932	$—	$—	$30,932
Commercial paper	—	5,876	—	5,876
Corporate debt securities	—	87,972	—	87,972
Total marketable securities	$30,932	$93,848	$—	$124,780
Total assets	$61,598	$93,848	$—	$155,446
Liability
Participation right liability	$—	$—	$3,105	$3,105
Total liabilities	$—	$—	$3,105	$3,105

Money market funds are highly liquid and actively traded marketable securities that generally transact at a stable $1.00 net asset value, representing their estimated fair value. The fair value of marketable securities is based upon observable market inputs obtained from third-party pricing services. The pricing services use industry-standard valuation models and observable inputs, including reported trades, broker-dealer quotes, bids or offers on the same or similar securities issuer, credit spreads, benchmark securities, prepayment and default projections based on historical data, and other observable inputs. As of June 30, 2025, the Company’s marketable securities have maturities of less than one year and are classified as current assets.

The following table summarizes the activity of the Company’s participation right liability measured using unobservable inputs (in thousands):

Balance as of December 31, 2024	$3,105
Change in fair value of participation right liability	725
Balance as of March 31, 2025	$3,830
Settlement of participation right liability	(3,830)
Balance as of June 30, 2025	$—

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

As of the settlement date, the fair value of the participation right liability approximated the intrinsic value of $0.14 Series B per share issued. The fair value per Series B share was estimated using the Probability-Weighted Expected Return Method (“PWERM”). Under the PWERM, we considered various liquidity events, including the de-SPAC Transaction, an initial public offering, and a sale of the Company, assigned probability to each liquidity scenario, and estimated the fair value per Series B share using the following assumptions:

Probability of a qualifying liquidity event	15.0% – 50.0%
Expected term, years	0.29 – 1.67
Discount rate	20.0%

The following tables summarize the amortized cost and fair value of the Company’s cash equivalents and marketable securities by major investment category for the periods indicated (in thousands):

	June 30, 2025
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Marketable securities:
Treasury bills	$18,899	$7	$(3)	$18,903
Commercial paper	21,369	—	(8)	21,361
Corporate debt securities	59,561	62	(7)	59,616
Total marketable securities	$99,829	$69	$(18)	$99,880

	December 31, 2024
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Marketable securities:
Treasury bills	$30,825	$107	$—	$30,932
Commercial paper	5,857	19	—	5,876
Corporate debt securities	87,750	222	—	87.972
Total marketable securities	$124,432	$348	$—	$124,780

There were no unrealized gains or losses on cash equivalents as of June 30, 2025, and December 31, 2024. As of June 30, 2025, there were immaterial non-credit-related unrealized losses for available-for-sale securities. There were no securities in an unrealized loss position as of December 31, 2024. No allowance for credit losses for the Company’s marketable securities was recorded as of June 30, 2025 and December 31, 2024.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

4. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following components:

	June 30,	December 31,
	2025	2024
Deferred de-SPAC transaction costs	$4,983	$—
Prepaid clinical expenses	2,955	—
Prepaid research and development	991	760
Interest receivables	902	1,093
Prepaid rent and related deposits	350	614
Other current assets	592	514
Total prepaid expenses and other current assets	$10,773	$2,981

5. License and Collaboration Agreements

From time to time, the Company enters into asset purchase and license agreements with third parties, which are generally accounted for as asset acquisitions.

The Regents of the University of California License Agreements

In September 2016, the Company entered into a license agreement with UCSF and was granted certain worldwide exclusive licenses to use the licensed compounds (the “UCSF License”). The UCSF License was subsequently amended and terminated in June 2021.

Under the UCSF License, UCSF received the right but not the obligation to purchase up to 10% of securities in any offering on the same terms as other investors (“Participation Right”), which survived the termination of the UCSF License. Because UCSF was not notified of the Series B financing at the time it was completed in May 2024, the Participation Right was extended through March 29, 2025. As a result, UCSF received the right to purchase up to 28,225,863 shares of Series B redeemable convertible preferred stock at a purchase price of $0.7873 per share. In March 2025, UCSF elected to exercise the Participation Right in full. The Participation Right was settled in full in April 2025 (Note 7).

Leidos Biomedical Research License and Cooperative Research and Development Agreements

In March 2017, the Company entered into a cooperative research and development agreement (“Leidos CRADA”) with Leidos Biomedical Research, Inc. (“Leidos”). The Company’s obligation to pay royalties continues on a country-by-country basis until the expiration of all licensed patent rights covering licensed products in such country. Leidos is also entitled to receive a low double-digit percentage of the sublicensing income received by the Company. As of June 30, 2025, the Company is obligated to make contingent milestone payments totaling up to $24.4 million upon the achievement of certain clinical and regulatory milestones. As of June 30, 2025, the Company recorded a $0.5 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

For the three months ended June 30, 2025 and 2024, the Company recognized research and development expenses of $1.3 million and $1.0 million, respectively, in connection with the Leidos Agreements. For the six months ended June 30, 2025 and 2024, the Company recognized research and development expenses of $2.2 million and $1.9 million, respectively, in connection with the Leidos Agreements.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Lawrence Livermore National Security License and Cooperative Research and Development Agreements

In May 2018, the Company entered into a cooperative research and development agreement (“LLNS CRADA”) with Lawrence Livermore National Security, LLC (“LLNS”) to bring new knowledge and therapeutic possibilities to KRAS drug discovery utilizing LLNS’s high-performance computing machines. In May 2025, the Company and LLNS executed an amendment to extend the LLNS CRADA expiration date by six months to December 22, 2025. As of June 30, 2025, the Company is required to make contingent milestone payments totaling up to $20.3 million upon the achievement of certain clinical, regulatory, and sales milestones. As of June 30, 2025, the Company recorded a $0.3 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

No material expenses were recognized in connection with this arrangement for the three months ended June 30, 2025. For the three months ended June 30, 2024, the Company recognized research and development expenses of $0.6 million in connection with the LLNS Agreements. For the six months ended June 30, 2025 and 2024, the Company recognized research and development expenses of $0.3 million and $1.0 million, respectively, in connection with the LLNS Agreements.

6. Commitments and Contingencies

Other Research and Development Agreements

We may also enter into contracts in the normal course of business with contract research organizations for clinical trials, with contract manufacturing organizations for clinical supplies, and with other vendors for preclinical studies, supplies, and other services and products for operating purposes. These contracts generally provide for termination on notice with potential termination charges.

Cash Bonus with Performance Conditions

In May 2024, the Company committed to making a $3.0 million cash payment to an executive contingent upon the consummation of an equity financing, a change in control transaction, an initial public offering, or a reverse merger with a SPAC. The de-SPAC Transaction discussed in Note 1 represents a qualifying change of control event for the $3.0 million cash payment, and the Company will record the associated expense upon the closing.

Indemnification

In the ordinary course of business, we may provide indemnifications of varying scope and terms to vendors, lessors, business partners, Board members, officers, and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by us, our negligence or willful misconduct, violations of law, or intellectual property infringement claims made by third parties. No material demands have been made upon us to provide indemnification under such agreements, and thus, there are no claims that we are aware of that could have a material effect on our unaudited condensed financial statements.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding for which any liabilities have been accrued. The Company is not currently involved in any legal actions that could have a material effect on the Company’s financial position, results of operations, or liquidity.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

7. Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Redeemable Convertible Preferred Stock

In February 2025, one investor elected to voluntarily convert 245,000 shares of the Series B redeemable convertible preferred stock into common stock. In March 2025, UCSF elected to exercise the Participation Right, and the Company settled the Participation Right in full in April 2025 through the issuance of 28,225,863 Series B shares for cash proceeds of $22.2 million, and the amount credited to redeemable convertible preferred stock included the settlement date fair value of the participation right liability of $3.8 million.

As disclosed in Note 13, the Company’s redeemable convertible preferred stock was converted into common stock in August 2025, immediately before the closing of the de-SPAC Transaction.

The redeemable convertible preferred stock consisted of the following balances (in thousands, except share and per share amounts):

	As of June 30, 2025
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series Seed	8,998,965	8,998,965	$0.1112	$1,001	$1,001
Series A	146,240,378	146,240,378	$0.9999	125,637	146,226
Series B	282,258,628	282,013,628	$0.7873	222,583	222,029
Total	437,497,971	437,252,971		$349,221	$369,256

	As of December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series Seed	8,998,965	8,998,965	$0.1112	$1,001	$1,001
Series A	146,240,378	146,240,378	$0.9999	125,637	146,226
Series B	254,032,765	254,032,765	$0.7873	196,720	200,000
Total	409,272,108	409,272,108		$323,358	$347,227

Common Stock

Amendment to Certificate of Incorporation

In April 2025, the Company amended and restated its certificate of incorporation to increase the authorized redeemable convertible preferred stock from 409,272,108 to 437,497,971 shares, and the authorized common stock from 465,000,000 to 495,000,000 shares.

Shares Reserved for Issuance

The Company had the following shares reserved for issuance:

	June 30,	December 31,
	2025	2024
Common stock options issued and outstanding	46,057,695	40,961,404
Redeemable convertible preferred stock on an as-converted into common stock basis	437,252,971	409,272,108
Shares reserved for issuance under the equity incentive plan	239,401	5,335,692
Shares issuable under the participation right	—	28,225,863
Total	483,550,067	483,795,067

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

8. Leases

In November 2024, the Company entered into an agreement for the lease of approximately 10,934 square feet of office space in South San Francisco, California for 61 months. The Company has an option to renew for an additional term of four years. The renewal option was not reasonably certain to be exercised by the Company and was excluded from the lease term. The lease commenced in March 2025 and will expire in April 2030. The associated lease costs were not material during the six and three months ended June 30, 2025. As of June 30, 2025, the weighted average remaining lease term for the Company’s lease was 4.83 years, and the discount rate used was 7.40%.

The following table presents the amortization of the Company’s lease liabilities (in thousands):

Fiscal year ended December 31:
Remainder of 2025	$172
2026	705
2027	730
2028	755
2029	782
Thereafter	263
Total lease payments	3,407
Less: imputed interest	(573)
Total operating lease liabilities	2,834

Short-term lease costs were $0.2 million and $0.4 million for the three months ended June 30, 2025 and 2024, respectively. Short-term lease costs were $0.7 million and $0.4 million for the six months ended June 30, 2025 and June 30, 2024, respectively.

9. Stock-Based Compensation

Stock-based compensation is included under the following expense categories presented in the unaudited condensed statements of operations (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Research and development	$612	$1,232	$1,052	$2,138
General and administrative	263	272	450	932
Total	$875	$1,504	$1,502	$3,070

Stock-based compensation is comprised of the following components further described below (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Common stock options issued by the Company	$875	$—	$1,502	$—
Performance-based milestone awards	—	1,125	—	1,125
Equity awards issued by BridgeBio Pharma	—	100	—	1,006
Amounts recognized under the carve-out methodology	—	279	—	939
Total	$875	$1,504	$1,502	$3,070

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Common Stock Options Issued by the Company

2016 Equity Incentive Plan

In January 2017, the Company adopted the 2016 Equity Incentive Plan (“2016 Plan”). The 2016 Plan provided for the grant of stock-based incentive awards, including common stock options and other forms of stock-based compensation. Any cancelled or forfeited awards under the 2016 Plan become available for future issuances. As of June 30, 2025, 239,401 shares were reserved for issuance under the 2016 Plan.

Outstanding Common Stock Options

The Company had the following common stock options outstanding:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Outstanding as of December 31, 2024	40,961,404	$0.38	9.5	$3,437
Granted	6,162,275	0.70
Forfeited and cancelled	(1,065,984)	0.38
Outstanding as of June 30, 2025	46,057,695	$0.42	9.2	$17,736
Exercisable as of June 30, 2025	10,679,128	$0.38	8.8	$4,573

The aggregate intrinsic value in the above table is calculated as the difference between the estimated fair value of the Company’s common stock and the exercise price of the underlying stock options as of each reporting date.

As of June 30, 2025, a total of 19,460,529 common stock options included provisions for accelerated vesting in connection with a qualified change in control of the Company. These instruments included 16,952,934 options, with vesting if the grantee is terminated without cause (as defined in the 2016 Plan) or for good reason (as defined in the grant terms) within 12 months following such a transaction. The remaining 2,507,595 options vest immediately upon the occurrence of a qualified change in control, excluding events such as an initial public offering or other bona fide financing transactions. The closing of the de-SPAC Transaction described in Note 1 does not constitute a qualified change in control event under these definitions.

The weighted-average grant-date fair value of common stock options vested and forfeited during the six months ended June 30, 2025 each was $0.25 per share. No options were granted, vested, or exercised during the six months ended June 30, 2024. As of June 30, 2025, there was $9.8 million of unrecognized stock-based compensation related to unvested common stock options, which is expected to be recognized over a weighted-average period of 3.2 years.

Performance-Based Milestone Awards of the Company

In May 2024, the Company granted a performance award of $1.1 million to an executive. This award could be settled in the form of cash or equity at the Company’s sole discretion, and the associated amount is classified as stock-based compensation within research and development expenses. The underlying milestone was achieved, and this award was settled in cash during the year ended December 31, 2024. No performance milestone awards that may be settled in the Company’s shares or related liabilities were outstanding during the six months ended June 30, 2025.

Equity Awards Issued by BridgeBio Pharma

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma, and certain non-employees received restricted stock units of BridgeBio Pharma as compensation for research and development services related to the Company’s operations. The Company recognized the grant date fair value of these awards as expenses over the applicable vesting term, with a corresponding credit to related party liability. The Company subsequently reimbursed BridgeBio Pharma for these charges through the conversion of these amounts into the Series A redeemable convertible preferred stock shares.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Amounts Recognized under the Carve-Out Methodology

The amounts recognized under the carve-out methodology represent allocated stock-based compensation for certain management and administrative services provided by BridgeBio Pharma (Note 12).

10. Income Taxes

The Company is subject to U.S. federal and state income taxes as a corporation. The Company’s tax provision and the resulting effective tax rate for interim periods is determined based upon its estimated annual effective tax rate adjusted for the effect of discrete items arising in that quarter. There was no provision for income tax for the three and six months ended June 30, 2025 and 2024.

Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using statutory rates. A valuation allowance is recorded against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized. Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, we have recorded a full valuation allowance against our otherwise recognizable net deferred tax assets.

Our policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the condensed balance sheets. To date, we have not recognized any interest and penalties on our condensed statements of operations, nor have we accrued for or made payments for interest and penalties. Our unrecognized gross tax benefits would not reduce the estimated annual effective tax rate if recognized because the Company recorded a full valuation allowance on its deferred tax assets.

11. Net Loss Per Share Attributable to Common Stockholders

The following common stock equivalents were excluded from the computation of diluted net loss per share as their impact would have been anti-dilutive:

	Six Months Ended June 30,
	2025	2024
Common stock options issued and outstanding	46,057,695	899,342
Redeemable convertible preferred stock on an as-converted into common stock basis	437,252,971	409,272,108
Shares issuable under the participation right	—	28,225,863
Total	483,310,666	438,397,313

12. Related Party Transactions

Redeemable Convertible Preferred Stock

All shares of the Series Seed and Series A that were issued by the Company through June 30, 2025 remain owned by BridgeBio Pharma.

Related Party Income and Expenses

During the three and six months ended June 30, 2025, the Company recognized $0.2 million and $0.4 million, respectively, in research and development expenses and $0.2 million and $0.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma under the transition services agreement.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

During the three and six months ended June 30, 2024, the Company recognized $2.5 million and $8.0 million, respectively, in research and development expenses and $0.8 million and $2.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma.

During each of the three and six months ended June 30, 2024, the Company recognized $0.3 million and $0.3 million, respectively, in income from services rendered to BridgeBio Pharma under the transition services agreement executed after the Series  B financing to facilitate the Company’s transition to standalone operations.

Allocated Operating Expenses

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma. Costs and expenses directly attributable to the Company’s operations were recorded in the Company’s ledger with a corresponding liability, based on their nature. The Company also utilized certain general and administrative functions of BridgeBio Pharma that were not recorded in its ledger. These general and administrative expenses represent the costs of doing business that would have been incurred if the Company were to operate on a standalone basis. These general and administrative expenses were recorded in these financial statements using the carve-out operating expense allocation methodology. The allocation process used a percentage of the operating expenses incurred by the Company in each period compared to the total operating expenses incurred by all BridgeBio Pharma entities. This percentage was then applied to the applicable general and administrative expenses incurred by BridgeBio Pharma to calculate the amounts attributable to the Company’s operations.

The Company is not contractually required to reimburse BridgeBio Pharma or its controlled entities for the allocated operating expenses, including stock-based compensation. As such, the allocated operating expenses are presented as a deemed contribution from BridgeBio Pharma to the Company and were credited to additional paid-in capital. The corresponding amounts are presented as constructive cash inflows from financing activities in the statements of cash flows.

For the three months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.3 million related to stock-based compensation and $0.3 million related to other administrative expenses. For the six months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.9 million related to stock-based compensation and $1.1 million related to other administrative expenses.

13. Subsequent Events

We have reviewed and evaluated material subsequent events from the reporting date of June 30, 2025, through August 12, 2025, the date that the condensed financial statements were available to be issued. Other than those noted below, no subsequent events have been identified for disclosure.

One Big Beautiful Bill Act

In July 2025, the One Big Beautiful Bill Act was enacted in the United States, which includes significant changes to federal tax law and other regulatory provisions that may impact the Company. The Company is currently evaluating the potential impact of the new legislation, including implications for deferred taxes and related disclosures.

De-SPAC Transaction

As discussed in Note 1, on August 11, 2025, upon the closing of the de-SPAC Transaction, the Company became a wholly-owned subsidiary of Helix. In connection with the Merger, Helix changed its name to BridgeBio Oncology Therapeutics, Inc., and the combined company became listed on the Nasdaq under the new ticker symbol “BBOT.” Upon closing of the de-SPAC Transaction, the combined company received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs.

Immediately before the closing of the de-SPAC Transaction, the outstanding redeemable convertible preferred stock of the Company was converted into common stock. After this conversion, all outstanding shares of the Company’s common stock were cancelled and exchanged for common stock of the combined company based on the applicable exchange ratio of approximately 0.0889 determined under the provisions of the Business Combination Agreement (“Consideration Ratio”). Additionally, all outstanding stock options of the Company were cancelled and exchanged for common stock options of the combined company based on the Consideration Ratio. The exercise price for each option was also adjusted to reflect the number of shares issued by the combined company to preserve the intrinsic value per option at the time of closing.

The closing of the de-SPAC Transaction resulted in the recognition of $3.0 million cash bonus liability discussed in Note 6.